UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2013

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762

(Commission File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Salt Lake City, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 21, 2013, inContact, Inc. amended certain terms of the revolving credit loan agreement dated July 16, 2009 with Zions First National Bank (“Zions”) (“Amendment”). The Amendment increased the allowable balance outstanding from $8.5 million to $15 million, decreased the interest rate from 4.5% to 4% per annum above the ninety day LIBOR, extended the term from July 1, 2014 to July 1, 2015 and the financial covenant of minimum quarterly EBITDA was changed from $1.8 million to $2.5 million. This financial covenant is only applicable if net cash is less than $2.5 million.

Additionally, inContact, Inc. entered into term loan agreement (“Term Loan”) with Zions for $4 million, which matures on June 21, 2017. We are allowed to draw on the Term Loan through June 20, 2014 and the interest rate is 4.0% per annum above the ninety day LIBOR. The principal will be paid in 36 equal monthly installments commencing on August 1, 2014 and we may prepay any portion of the Term Loan without penalty or premium. The Term Loan is collateralized by the same assets as the revolving credit loan.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the disclosure set forth above under Item 1.01, which is incorporated in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INCONTACT, INC.

Date: June 27, 2013	By:	/s/ Gregory S. Ayers
Gregory S. Ayers, Chief Financial Officer

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